Exhibit 10.2
AMENDMENT NO. 1 TO TRANSITION AND SEPARATION AGREEMENT
This Amendment No. 1 to Transition and Separation Agreement (the “Amendment”) amends the Transition and Separation Agreement between Dicerna Pharmaceuticals, Inc (the “Company”) and Ralf Rosskamp (“you”) with a letter date of April 16, 2020 and an “Effective
Date” of April 28, 2020 (the “Agreement”). This Amendment shall be effective on June 30, 2021.
WHEREAS, pursuant to the Agreement, you retired from employment and from your position as Chief Medical Officer for the Company effective on September 30, 2020;
WHEREAS, the Agreement includes a provision for you to perform Consulting Services for a period originally scheduled to end on June 30, 2021, which period is subject to extension pursuant to Section 3(e) of the Agreement;
WHEREAS, the parties acknowledge that the Consulting Period has not been extended beyond June 30, 2021 pursuant to Section 3(e) of the Agreement or otherwise;
WHEREAS, the parties do not anticipate that Consulting Services will be requested before June 30, 2021 to an extent that would result in an extension of the Consulting Period pursuant to Section 3(e) of the Agreement;
WHEREAS, the Company anticipates seeking to have you perform Consulting Services after June 30, 2021; and
WHEREAS, to induce you to perform Consulting Services as requested beyond June 30, 2021, the Company is prepared to supplement its compensation for Consulting Services for such additional period;
NOW, THEREFORE, in consideration of the mutual covenants in this Amendment, the Company and you agree as follows:
1.Terms with initial capitalization that are not otherwise defined in this Amendment shall have the meanings set forth in the Agreement.
2.In the first sentence of Section 3 of the Agreement, “June 30, 2021” is stricken and replaced by “December 31, 2021.”
3.Section 3(e) of the Agreement (entitled “Increased Services; Extension”) is stricken and is replaced by the following:
(e)     Consulting Fee. For Consulting Services that you perform during the period from July 1, 2021 to December 31, 2021 (the “Extension Period”), in addition to other compensation for your performance of requested Consulting Services as set forth above, the Company shall compensate you at the rate of $400 per hour for your performance of requested Consulting Services (the

Exhibit 10.2
“Consulting Fee”). No later than thirty (30) days after the end of each calendar month of the Extension Period during which you perform requested Consulting Services, you shall submit an invoice to the Company specifying the date(s) of performance of requested Consulting Services during such month, the number of hours (to the nearest one-tenth of an hour) of requested Consulting Services performed on each such date and the total number of hours of requested Consulting Services that you performed in such month. The Company shall issue payment to you for properly invoiced Consulting Fees within thirty (30) days of receipt of your invoice. For the avoidance of doubt, the Consulting Fees shall be treated as Form 1099 income for federal income tax purposes.
The remainder of the Agreement is not affected by this Amendment. Without limiting the foregoing, nothing in this Amendment is intended to affect the continuation of your service relationship with the Company during the Consulting Period, including for purposes of the Equity Documents, pursuant to Section 3(c) of the Agreement.
The parties agree to the foregoing effective as of June 30, 2021.
DICERNA PHARMACEUTICALS, INC.

By: /s/ Douglas M. Fambrough     04/15/2021
Name: Douglas M. Fambrough III    Date
Title: President & CEO

/s/ Ralf Rosskamp     04/15/2021
Ralf Rosskamp    Date